As filed with the Securities and Exchange Commission on September 22, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FIRST RELIANCE BANCSHARES, INC.

(Exact name of Registrant as specified in its charter)

South Carolina	80-0030931
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2170 W. Palmetto Street, Florence, South Carolina 29501

(Address of principal executive offices and zip code)

FIRST RELIANCE BANK EMPLOYEE STOCK OWNERSHIP PLAN

FIRST RELIANCE BANCSHARES, INC. 2003 STOCK INCENTIVE PLAN

(Full Title of the Plan)

F. R. Saunders, Jr.

2170 W. Palmetto Street

Florence, South Carolina 29501

(843) 656-5000

(Name, address and telephone number of agent for service)

Copy to:

Kathryn L. Knudson, Esq.

Powell, Goldstein, Frazer & Murphy LLP

191 Peachtree Street, N.E., 16th Floor

Atlanta, Georgia 30303

(404) 572-6600

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

common stock, $.01 par value	750,000	$8.00	$6,000,000	$486

(1)	This Registration Statement also covers such indeterminable number of additional shares as may become issuable to prevent dilution in the event of a stock split, stock dividend, reclassification or other similar transaction pursuant to the terms of each plan herein listed. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold under each plan herein listed.
(2)	Because there is no market for the Registrant’s common stock, estimated price per share is based upon the Registrants recently completed (within the last six months) secondary offering by which shares of the Registrant’s common stock was offered to the public at an offering price of $8.00 per share.
(3)	The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the Instructions to the Registration Statement on Form S-8 will be sent or given to participants in each plan as required by Rule 428(b)(1) promulgated under the Securities Act of 1933 (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(1)	Registrant’s Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission (the “SEC”) (File No. 000-49757);

(2)	Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, as filed with the SEC (File No. 000-49757);

(3)	Registrant’s current report on Form 8-K, as filed with the SEC on April 16, 2003 (File No. 000-49757);

(4)	Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, as filed with the SEC (File No. 000-49757);

(5)	Registrant’s current report on Form 8-K, as filed with the SEC on July 24, 2003 (File No. 000-49757); and

(6)	The description of the Registrant’s common stock contained in the Registrant’s current report on Form 8-K (as filed with the SEC on April 1, 2002), which was filed by the Registrant as a successor issuer to First Reliance Bank pursuant to Rule 12g-3 promulgated under the Exchange Act of 1934, as amended.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification Provisions.

The Registrant’s Articles of Incorporation, subject to certain exceptions described below, eliminate the liability of a director to the Registrant or its stockholders for monetary damages for any breach of a fiduciary duty as a director. The Registrant’s Articles of Incorporation do not eliminate or limit the liability of a director resulting or arising from (a) a breach of the director’s duty of loyalty, (b) acts or omissions not in good faith or involving gross negligence, intentional misconduct or a knowing violation of law, (c) unlawful distributions or (d) a transaction from which the director derived an improper personal benefit.

The Registrant’s Bylaws provide that, to the fullest extent permitted by South Carolina law, the Registrant will indemnify all persons whom it may indemnify, including directors and officers, so long as such persons have conducted themselves in good faith and reasonably believed their conduct not to be opposed to the Bank’s best interests. Under Sections 33-8-510, 33-8-550 and 33-8-560 of the South Carolina Business Corporation Act of 1988, as amended, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. In addition, the Registrant’s Bylaws authorize its Board of Directors to obtain insurance protecting directors, officers, employees and agents of the Registrant against liability asserted against or incurred by them in connection with their activities on behalf of the Registrant, whether or not the Registrant would have the power to indemnify them under law. The Registrant also provides liability insurance for its directors and officers which provides coverage against loss from claims made against such persons in their capacities as such including liabilities under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.	Exhibits.

(a) The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-B:

Exhibit No.	Description

4.1	Articles of Incorporation, as amended (incorporated herein by reference to the Registrant’s current report on Form 8-K dated April 1, 2002).

4.2	Bylaws, as amended (incorporated herein by reference to the Registrant’s current report on Form 8-K dated April 1, 2002).

5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP with respect to the securities being registered, including consent.

23.1	Consent of counsel (included in Exhibits 5.1 and 5.2).

23.2	Consent of Elliott Davis, LLC, dated August 28, 2003.

24.1	Power of Attorney (provided on the signature page to this Registration Statement).

(b) In accordance with Item 8(b) of Form S-8, the Registrant hereby undertakes that it will submit or has submitted the First Reliance Bank Employee Stock Ownership Plan and its related trust and any amendment thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the plan under Section 401 of the Internal Revenue Code, as amended.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represents a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florence, State of South Carolina, on this the 18th day of September, 2003.

FIRST RELIANCE BANCSHARES, INC.

By:	/s/ F. R. SAUNDERS, JR.
F. R. Saunders, Jr. President & Chief Executive Officer

KNOW TO ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints F. R. Saunders, Jr. and Jeffrey A. Paolucci, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her, in his name, place and stead, in any and all such capacities, to sign any and all amendments (including post-effective amendments and any Registration Statement filed pursuant to Rule 462(b) of the Securities Act) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ LEONARD A. HOOGENBOOM Leonard A. Hoogenboom	Director	September 18, 2003

/s/ JOHN M. JEBAILY John M. Jebaily	Director	September 18, 2003

/s/ ANDREW G. KAMPIZIONES Andrew G. Kampiziones	Director	September 18, 2003

Signature	Title	Date

/s/ C. DALE LUSK C. Dale Lusk, MD	Director	September 18, 2003

/s/ JEFFREY A. PAOLUCCI Jeffrey A. Paolucci	Principal Accounting and Financial Officer and Director	September 18, 2003

/s/ A. DALE PORTER A. Dale Porter	Director	September 18, 2003

/s/ F. R. SAUNDERS, JR. F. R. Saunders, Jr.	Principal Executive Officer and Director	September 18, 2003

/s/ PAUL C. SAUNDERS Paul C. Saunders	Director	September 18, 2003

/s/ JED P. TEPPER Jed P. Tepper	Director	September 18, 2003

/s/ T. DANIEL TURNER T. Daniel Turner	Director	September 18, 2003

/s/ A. JOE WILLIS A. Joe Willis	Director	September 18, 2003

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP

23.1	Consent of counsel (included in Exhibit 5.1)

23.2	Consent of Elliott Davis, LLC, dated August 28, 2003